United States
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004


                                   FORM 8 - K
                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




                                 Date of Report
                (Date of earliest event reported): April 18, 2000



                                PITNEY BOWES INC.



                         Commission File Number: 1-3579




        State of Incorporation                   IRS Employer Identification No.
            Delaware                                       06-0495050





                               World Headquarters
                        Stamford, Connecticut 06926-0700
                        Telephone Number: (203) 356-5000

Item 5 - Other Events.

     The registrant's press release dated April 18, 2000, regarding its financial results for the period ended March 31, 2000, including consolidated statements of income and selected segment data for the three months ended March 31, 2000 and 1999, and consolidated balance sheets at March 31, 2000, December 31, 1999 and March 31, 1999, are attached.

Item 7 - Financial Statements and Exhibits.

c. Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

   Exhibit                    Description
   -------                    -----------

     (1)           Pitney Bowes Inc. press release dated April 18, 2000.



                                   Signatures
                                   ----------



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                PITNEY BOWES INC.


April 20, 2000




                                 /s/ B. P. Nolop
                                 ------------------------------------------
                                 B. P. Nolop
                                 Vice President and Chief Financial Officer
                                 (Principal Financial Officer)



                                 /s/ A. F. Henock
                                 ------------------------------------------
                                 A. F. Henock
                                 Vice President - Controller
                                 and Chief Tax Counsel
                                 (Principal Accounting Officer)

                                      (1)
                                                                       Exhibit 1



    PITNEY BOWES REPORTS FIRST QUARTER EARNINGS
    -------------------------------------------

    Highlights:
    o  21st Consecutive Quarter of Double-Digit Earnings Per Share Growth
    o  Improved Pretax Margin to 20.4 percent
    o  Company Invests Over $20 Million in Growth Initiatives During the Quarter

STAMFORD, Conn., April 18, 2000 - Pitney Bowes Inc. (NYSE: PBI) today reported first quarter results that featured a 13 percent increase in diluted earnings per share from continuing operations to 57 cents, the 21st consecutive quarter of double-digit growth. Revenue in the quarter grew five percent to $1.1 billion and income from continuing operations grew nine percent to $151.6 million.
     Pitney Bowes Chairman and Chief Executive Officer Michael J. Critelli discussed the first quarter results: "We were pleased with the good growth and margin expansion in strategic parts of our business, while we invested aggressively and structured our business to focus on Internet and other new business growth initiatives.

                                      (2)

     However, revenues in the quarter did not reflect our underlying growth rate which we believe to be eight percent. We are experiencing a challenging revenue comparison for the first half of the year, due to the lack of meter migration and PROM revenues that were realized during the first half of 1999. Adjusting for these factors, our revenue growth this quarter would have been approximately eight percent."
     "During the quarter, we delivered technologically-driven products and services for businesses of all sizes, including Internet-enabled applications. For example, we formed the docSense business to help large companies easily integrate web-based delivery of bills and statements with their existing hard copy systems. Our recently approved ClickStamp OnlineTM Internet postage application joins the PitneyWorksSM suite of mailing, shipping, marketing and financial solutions to help small businesses improve their operating efficiency. Over one million customers of all sizes use our Postage By Phone(R) system to manage more than $11 billion in postage transactions. Now they can visit www.postagebyphone.com and use the Internet 24/7 to download funds and monitor their postage usage. In addition to these and other Internet related products announced during the quarter, we announced a new incoming mail solution and a new digital metering system. We also completed a number of strategic alliances that broaden our solution set and customer base. Though it's too early in the process for these initiatives to have generated revenues, we expect strong contribution to revenue growth in the future.
     "We continue to believe that our business models will produce higher revenue growth in the second half of the year. The core mail finishing business remains strong. We also have solid positions in high growth sectors of the market such as logistics, mail creation, production mail, and international mail as well as our new growth areas of Internet-based small business solutions, incoming messaging and desktop messaging solutions.

                                      (3)

     "This quarter alone we have invested approximately $20 million in Internet and other new business initiatives representing a 44 percent increase over the prior year because we believe these are key drivers of future growth in shareholder value. During the year our plan is to invest in excess of $100 million in Internet and other new business initiatives, which is almost twice the spend rate of 1999."
     The Mailing and Integrated Logistics Segment includes revenues and related expenses from the rental, sale and financing of mailing and shipping equipment, related supplies and services, and software. On a reported basis, the segment's revenue grew six percent and its operating profit grew a strong 14 percent led by improved sales margins. Revenue for the segment would have grown approximately 10 percent during the quarter excluding the impacts of meter migration and PROM sales associated with the U.S. postal rate increase in the first quarter 1999. Direct marketing and e-commerce activity stimulated strong demand for vendor-inclusive shipping and logistics systems, as well as the Company's unique mail creation products, such as the one-to-one marketing mail preparation system, DocumatchTM, and the address correction and postal formatting software, SmartMailerTM. As a result, there was strong revenue growth in the software and services portion of the Mailing and Integrated Logistics segment, which includes the Company's mail creation and shipping businesses.
     Worldwide production mail revenues continued to show strong growth as direct marketing and billing applications drove demand worldwide for high-speed, intelligent mail finishing. This included the first installations of the largest order the Company has ever received from the Peoples' Republic of China.

                                      (4)

    International Mailing results were also strong as the Company continues to benefit from meter migration mandates related to the Euro conversion in Germany and the transition to electronic and digital metering technology in the United Kingdom and Canada. During the quarter, the Company signed a working party agreement with Royal Mail to enable working together to develop products and services in the United Kingdom.
     The Office Solutions Segment includes Pitney Bowes Office Systems and Pitney Bowes Management Services. First-quarter performance in this segment included three percent revenue growth with a nine percent decline in operating profit.
     During the quarter, Office Systems' revenue grew three percent while operating profit declined. Operating profit was negatively impacted by an increase in the value of the Yen, the higher costs of digital equipment, and margin impacts associated with the transition to a rental revenue model for large national accounts in the copier business. Strong copier rental revenue growth demonstrates the Company's ongoing success in leveraging its extensive corporate facsimile relationships to place copier fleets in national accounts.
     Pitney Bowes Management Services delivers advanced mailing, reprographic, document management and other high value outsourcing services to leading financial, legal and technology firms. Its strategy of pursuing disciplined, profitable growth continues to be demonstrated in several ways. This quarter the business once again produced substantially higher operating profit growth than the three percent revenue growth. This strategy, which includes enhanced customer service, also resulted in net new written business in the first quarter of 2000 nearly equal to that of full-year 1999. We believe that this positions us well for revenue growth improvement during 2000.

                                      (5)

     The Capital Services Segment includes primarily asset- and fee-based income generated by large ticket external assets. During the quarter, the segment's revenue was flat while operating profit increased by five percent. We expect the revenue base of Capital Services to be flat or decline as the Company continues its strategic shift to fee-based income resulting in a lower revenue generating asset base.
     Mr. Critelli concluded, "We are confident that the actions we are taking in our core business as well as the significant investments we are making in new growth initiatives, will drive higher revenue growth in the second half of the year."
     As previously announced, the Company has authorization to repurchase 8.2 million of its common shares outstanding. During the first quarter 2000, the Company repurchased approximately 4.6 million shares under this program.
     First quarter 2000 revenue included $520.0 million from sales, up two percent from $510.4 million in the first quarter of 1999 (exclusive of PROM revenues associated with the U.S. Postal Service rate increase, sales would have grown four percent); $436.2 million from rentals and financing, up eight percent from $405.7 million; and $145.8 million from support services, up nine percent from $133.2 million. Net income for the period was $151.6 million, or 57 cents per diluted share, compared to first-quarter 1999 net income of $142.3 million, or 52 cents per diluted share. First quarter 1999 net income included $3.7 million of income from discontinued operations, or 1 cent per diluted share in 1999.
     Pitney  Bowes  is  a  global   provider  of  informed  mail  and  messaging
management.

                                      (6)

     The forward-looking statements contained in this news release involve risks and uncertainties, and are subject to change based on various important factors including timely development and acceptance of new products, gaining product approval, successful entry into new markets, changes in interest rates, and changes in postal regulations, as more fully outlined in the Company's 1999 Form 10-K Annual Report filed with the Securities and Exchange Commission.


================================================================================
Note: Consolidated statements of income for the three months ended March 31, 2000 and 1999, and consolidated balance sheets at March 31, 2000, December 31, 1999, and March 31, 1999, are attached.

                               Pitney Bowes Inc.
                        Consolidated Statements of Income
                                   (Unaudited)
                                   -----------

(Dollars in thousands, except per share data)

                                                Three Months Ended March 31,
                                             --------------------------------
                                                      2000              1999
                                             --------------     -------------
Revenue from:
    Sales                                       $  520,042        $  510,382
    Rentals and financing                          436,166           405,725
    Support services                               145,759           133,217
                                             --------------     -------------
           Total revenue                         1,101,967         1,049,324
                                             --------------     -------------

Costs and expenses:
    Cost of sales                                  300,833           296,719
    Cost of rentals and financing                  121,611           110,933
    Selling, service and administrative            378,313           361,028
    Research and development                        29,511            25,904
    Interest, net                                   47,162            45,500
                                             --------------     -------------

           Total costs and expenses                877,430           840,084
                                             --------------     -------------
Income from continuing operations
    before income taxes                            224,537           209,240

Provision for income taxes                          72,984            70,669
                                             --------------     -------------

Income from continuing operations                  151,553           138,571
Income from discontinued operations                      -             3,700
                                             --------------     -------------

Net income                                      $  151,553        $  142,271
                                             ==============     =============

Basic earnings per share
    Continuing operations                       $     0.58        $     0.52
    Discontinued operations                              -              0.01
                                             --------------     -------------
    Net income                                  $     0.58        $     0.53
                                             ==============     =============

Diluted earnings per share
    Continuing operations                       $     0.57        $     0.51
    Discontinued operations                              -              0.01
                                             --------------     -------------
    Net income                                  $     0.57        $     0.52
                                             ==============     =============

Average common and potential common
    shares outstanding                         266,033,984       274,962,244
                                             ==============     =============



                                Pitney Bowes Inc.

                           Consolidated Balance Sheets
                           ---------------------------

(Dollars in thousands, except per share data)
                                                                 (Unaudited)                            (Unaudited)
Assets                                                               3/31/00            12/31/99            3/31/99
------                                                           -----------         -----------        -----------
Current assets:
       Cash and cash equivalents                                 $   219,063         $   254,270        $   129,687
       Short-term investments, at cost which
            approximates market                                       19,126               2,414              1,654
       Accounts receivable, less allowances:
            3/00 $25,443 12/99 $28,716 3/99 $25,667                  423,192             432,224            419,002
       Finance receivables, less allowances:
            3/00 $43,034 12/99 $48,056 3/99 $51,114                1,617,858           1,779,696          1,543,328
       Inventories                                                   262,595             257,452            260,727
       Other current assets and prepayments                          152,870             128,662            350,659
       Net assets of discontinued operations                              -              487,856                  -
                                                                 -----------         -----------        -----------

            Total current assets                                   2,694,704           3,342,574          2,705,057
                                                                 -----------         -----------        -----------

Property, plant and equipment, net                                   484,812             484,181            474,985
Rental equipment and related inventories, net                        797,301             810,788            829,470
Property leased under capital leases, net                              2,800              11,140              3,418
Long-term finance receivables, less allowances:
            3/00 $59,089 12/99 $56,665 3/99 $78,816                2,010,562           1,907,431          1,941,355
Investment in leveraged leases                                       987,297             969,589            841,780
Goodwill, net of amortization:
            3/00 $56,628 12/99 $54,848 3/99 $49,588                  229,180             226,764            223,213
Other assets                                                         612,005             470,205            823,025
                                                                 -----------         -----------        -----------

Total assets                                                     $ 7,818,661         $ 8,222,672        $ 7,842,303
                                                                 ===========         ===========        ===========

Liabilities and stockholders' equity
------------------------------------
Current liabilities:
       Accounts payable and accrued liabilities                  $   903,565         $   915,826        $   830,084
       Income taxes payable                                          265,275             255,201            224,865
       Notes payable and current portion of
            long-term obligations                                    974,370           1,320,332          1,483,599
       Advance billings                                              380,620             381,405            393,829
                                                                 -----------         -----------        -----------

              Total current liabilities                            2,523,830           2,872,764          2,932,377
                                                                 -----------         -----------        -----------

Deferred taxes on income                                           1,122,865           1,082,019            949,322
Long-term debt                                                     2,037,860           1,997,856          1,710,427
Other noncurrent liabilities                                         331,985             334,423            354,801
                                                                 -----------         -----------        -----------

              Total liabilities                                    6,016,540           6,287,062          5,946,927
                                                                 -----------         -----------        -----------

Preferred stockholders' equity in a
       subsidiary company                                            310,000             310,000            310,000

Stockholders' equity:
       Cumulative preferred stock, $50 par value,
            4% convertible                                                29                  29                 34
       Cumulative preference stock, no par value,
            $2.12 convertible                                          1,809               1,841              1,976
       Common stock, $1 par value                                    323,338             323,338            323,338
       Capital in excess of par value                                 13,479              17,382             13,807
       Retained earnings                                           3,513,693           3,437,185          3,146,946
       Accumulated other comprehensive income                        (91,805)            (93,015)           (88,665)
       Treasury stock, at cost                                    (2,268,422)         (2,061,150)        (1,812,060)
                                                                 -----------         -----------        -----------

              Total stockholders' equity                           1,492,121           1,625,610          1,585,376
                                                                 -----------         -----------        -----------

Total liabilities and stockholders' equity                       $ 7,818,661         $ 8,222,672        $ 7,842,303
                                                                 ===========         ===========        ===========


                                               Pitney Bowes Inc.
                                           Revenue and Operating Profit
                                               By Business Segment
                                                  March 31, 2000
                                                   (Unaudited)

(Dollars in thousands)
                                                                                       %
                                                     2000             1999           Change
                                                -------------    -------------     ---------
First Quarter
-------------

       Revenue
       -------

       Mailing and Integrated Logistics          $   741,841      $   698,629            6%
       Office Solutions                              323,989          314,580            3%
                                                -------------    -------------     ---------
         MAIL and Office Solutions                 1,065,830        1,013,209            5%
                                                -------------    -------------     ---------

       Capital Services                               36,137           36,115            -
                                                -------------    -------------     ---------

            Total Revenue                        $ 1,101,967      $ 1,049,324            5%
                                                =============    =============     =========

       Operating Profit (1)
       --------------------

       Mailing and Integrated Logistics          $   196,104      $   171,343 (2)       14%
       Office Solutions                               52,992           58,545           (9%)
                                                -------------    -------------     ---------
         MAIL and Office Solutions                   249,096          229,888            8%
                                                -------------    -------------     ---------

       Capital Services                                8,561            8,182            5%
                                                -------------    -------------     ---------

            Total Operating Profit               $   257,657      $   238,070            8%
                                                =============    =============     =========



(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

(2) Prior year amount has been reclassified to conform with the current year presentation.